EXHIBIT 4.1

NEITHER THE ISSUANCE AND SALE OF THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (II) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THIS NOTE.  ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE.  THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(b)(iii) OF THIS NOTE.

HOSTING SITE NETWORK, INC.
SENIOR SECURED CONVERTIBLE NOTE

Issuance Date: ________, 2008	Original Principal Amount: U.S. $__________

FOR VALUE RECEIVED, Hosting Site Network, Inc., a Delaware corporation (the "Company"), hereby promises to pay to __________ or registered assigns ("Holder") the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the "Principal") when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest ("Interest") on any outstanding Principal at a rate per annum equal to the Interest Rate (as defined below), from the date set out above as the Issuance Date (the "Issuance Date") until the same becomes due and payable, whether upon an Interest Date (as defined below), or the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof).  This Convertible Note (including all Convertible Notes issued in exchange, transfer or replacement hereof, this "Note") is one of an issue of up to $3,300,000 of Convertible Notes issued or issuable pursuant to the Securities Purchase Agreement (as defined below) (collectively, the "Notes" and such other Convertible Notes, the "Other Notes").  Certain capitalized terms are defined in Section 25.

1. PAYMENTS OF PRINCIPAL; MATURITY.  The "Maturity Date" shall be ________, 2009, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing or any event shall have occurred and be continuing which with the passage of time and the failure to cure would result in an Event of Default

2. INTEREST; INTEREST RATE.

(a) Interest on any outstanding Principal payable pursuant to this Note shall commence accruing 90 days following the Issuance Date (the “Interest Accrual Date”) and shall be computed on the basis of a 360-day year and actual days elapsed and shall be payable in arrears for each Calendar Quarter beginning on the Interest Accrual Date and ending on, and including, the Maturity Date (each, an "Interest Date") with the first Interest Date being October 1, 2008.  Interest shall be payable on each Interest Date, to the record holder of this Note on the applicable Interest Date.

(b) From and after the occurrence of an Event of Default, the Interest Rate shall be increased to eighteen percent (18%).  In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

3. CONVERSION OF NOTES.  This Note shall be convertible into units of the Company (the "Units"), on the terms and conditions set forth in this Section 3.

(a) Conversion Right.  Subject to the provisions of Section 3(c)(i) hereof, at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid principal and interest balance due on the Note in accordance with Section 3 of this Note at a price of $1.25 per Unit, each Unit consisting of one share of Common Stock (the “Unit Shares”), one Class A Warrant and one Class B Warrant. Each Class A Warrant is exercisable for the purchase of one share of the Company’s common stock (the “Common Stock”) at a price of $1.60 per share during a period of 18 months from issuance. Each Class B Warrant is exercisable for the purchase of one share of Common Stock at a price of $2.05 per share during a period of 36 months from issuance. The Unit conversion price and Class A and Class B Warrant exercise prices above take into account the Company’s prior effectuation of a reverse stock split at the rate of 2.3:1 which shall be effected prior to the closing of the proposed merger among the Company, Single Touch Acquisition Corp. and Single Touch Interactive, Inc. (the “STI Merger”). The Company shall not issue any fractions of a Unit upon any conversion.  If the issuance would result in the issuance of a fraction of a Unit, the Company shall round such fraction of a Unit up to the nearest whole Unit.  The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Units upon conversion of any conversion amount.

(b) Mechanics of Conversion.

(i) Optional Conversion.  A minimum conversion of at least $25,000 in Note Principal and/or Interest is required under this Section 3(b). To convert any part of the Note Principal into Units on any date (a "Conversion Date"), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company and (B) if required by Section 3(c)(iii), surrender this Note (or an indemnification undertaking and such other documentation as may be reasonably required by the Company with respect to this Note in the case of its loss, theft or destruction) to a nationally recognized overnight delivery service for delivery to the Company.  On or before the next Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder.  Promptly following the date of receipt of a Conversion Notice (the "Unit Delivery Date") or upon a mandatory conversion under Section 3(b)(ii) below, the Company shall issue and deliver the Units, including the underlying Class A Warrants and Class B Warrants to the Holder.  If this Note is physically surrendered for conversion as required by Section 3(b)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the conversion amount being converted, then the Company shall as soon as practicable after receipt of this Note and at its own expense, cause to be issued and delivered to the holder a new Note (in accordance with Section 16(d)) representing the outstanding Principal and Interest not converted.  The Person or Persons entitled to receive the Units issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of the Units on the Conversion Date.

(ii) Mandatory Conversion. Upon the Closing of the STI Merger, the entire amount of Principal and Interest due on the Notes shall be automatically converted into Units, without any action on the part of the Holder.

(iii) Registration; Book-Entry. The Company shall maintain a register (the "Register") for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the "Registered Notes"). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of principal and interest hereunder. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 15. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full conversion amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting physical surrender and reissue of this Note.  The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iv) Disputes.  In the event of a dispute as to the number of Units issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of Units not in dispute and resolve such dispute in accordance with Section 17.

(c) Limitations on Conversions.

Beneficial Ownership.  The Holder of this Note (including any successor, transferee or assignee) shall not have the right or obligation to convert any portion of this Note pursuant to Section 3(b)(i) hereof to the extent that, after giving effect to such conversion, the Holder (together with the Holder's Affiliates) would beneficially own in excess of 4.99% (as may be adjusted in the manner described below, the "Maximum Percentage") of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note (including shares of Common Stock issuable upon exercise of the Class A Warrants and Class B Warrants) with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Other Notes or Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 3(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.  For purposes of this Section 3(c), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recently filed document among: (x) the Company's most recent public filing with the Securities and Exchange Commission containing such information, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, during regular business hours of the Company and upon the written request of the Holder, the Company shall within two (2) Business Days confirm in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st ) day after such notice is delivered to the Company, (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Notes, and (iii) such Maximum Percentage shall not, in any event, exceed 19.99%.

4. RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default.  Commencing ninety (90) days from the date hereof, each of the following events shall constitute an "Event of Default":

(i) the suspension from trading or failure of the Common Stock to be listed on the OTCBB or on an Eligible Market for a period of ten (10) consecutive trading days or for more than an aggregate of twenty (20) trading days in any 365-day period;

(ii) the Company's written notice to any holder of the Notes, including by way of public announcement or through any of its authorized agents, at any time, of its intention not to comply with a request for conversion of any Notes into Units that is tendered in accordance with the provisions of the Notes;

(iii) the Company's failure to pay to the Holder any amount of Principal (including, without limitation, any redemption payment), Interest, or other amounts when and as due under this Note or any other Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except, in the case of a failure to pay Interest when and as due, in which case only if such failure continues for a period of at least five (5) Business Days;

(iv) any default under, redemption of or acceleration prior to maturity of any Indebtedness in excess of $100,000, in the aggregate, of the Company or any of its subsidiaries;

(v) the Company or any of its subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, "Bankruptcy Law"), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a "Custodian"), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its subsidiaries in an involuntary case, (B) appoints a custodian of the Company or any of its subsidiaries or (C) orders the liquidation of the Company or any of its subsidiaries and such order or decree is not dismissed within sixty (60) days;

(vii) a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company or any of its subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $500,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment; or

(viii) the Company materially breaches any representation, warranty, covenant or other term or condition of any Transaction Document (provided that any such breach shall be deemed material), except, in the case of a material breach of a covenant which is curable, only if such material breach continues beyond the applicable cure period allowed for in such Transaction Document or, if no such cure period is otherwise specified in such Transaction Document, for a period of at least ten (10) consecutive Business Days, provided that an Event of Default under another sub-section of Section 4(a) shall not be covered by this sub-section 4(a)(viii).

(b) Redemption Right.  Upon the occurrence of an Event of Default with respect to this Note, the Company shall within three (3) business days after the day on which the Company is aware of the Event of Default deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder's receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the "Event of Default Redemption Notice") to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note, including accrued and unpaid Interest, the Holder is electing to redeem.  Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the product of (x) the Principal amount to be redeemed together with accrued and unpaid Interest with respect to such amount and (y) the Redemption Premium. (the "Event of Default Redemption Price").  At the Company’s option, the portion of the Event of Default Redemption Price attributable to the Redemption Premium and/or accrued but unpaid Interest may be payable in shares of the Company’s Common Stock valued at the average trading price for the Company’s Common Stock during the ten (10) trading days immediately preceding the date the Company receives an Event of Default Redemption Notice. Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 10.  To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.  The parties hereto agree that in the event of the Company's redemption of any portion of the Note under this Section 4(b), the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any Redemption Premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty.

5. RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a) Purchase Rights.  If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Unit Shares acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b) Other Corporate Events.  In addition to and not in substitution for any other rights hereunder, prior to the consummation of any transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a "Corporate Event"), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder's option, (i) in addition to the Unit Shares receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such Unit Shares had such Unit Shares been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the Unit Shares otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to Unit Shares) at a conversion rate for such consideration commensurate with the conversion rate.  Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders.  The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

6. RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a) Adjustment of Conversion Price upon Issuance of Common Stock.  Except with respect to the proposed STI Merger and related transactions, if at any time after the Subscription Date and prior to repayment in full or conversion in full of this Note, the Company issues or sells, or in accordance with this Section 6(a) is deemed to have issued or sold, any shares of Common Stock (excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Securities) for a consideration per share (the "New Issuance Price") less than a price (the "Applicable Price") equal to the Unit conversion price in effect immediately prior to such issue or sale (the foregoing a "Dilutive Issuance"), then immediately after such Dilutive Issuance, the Unit conversion price then in effect shall be reduced to the New Issuance Price.  Further, there shall be proportionate adjustments in the Class A Warrant and Class B Warrant exercise prices based upon the percentage change in the Unit conversion price.c For purposes of determining the adjusted Unit conversion price under this Section 6(a) (together with the corresponding adjustment for the exercise process for the Class A Warrants and Class B Warrants), the following shall be applicable:

(i) Issuance of Options.  If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 6(a)(i), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Unit conversion price or the exercise prices for the Class A Warrants and Class B Warrants shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(ii) Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 6(a)(ii), the "lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Unit conversion price or the exercise prices for the Class A Warrants and Class B Warrants shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6(a), no further adjustment of the Unit conversion price or the exercise prices for the Class A Warrants and Class B Warrants shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion,  exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Unit conversion price in effect at the time of such change shall be adjusted to the Unit conversion price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.  In such instances, proportionate price changes shall also be made with respect to the exercise prices of the Class A Warrants and Class B Warrants. For purposes of this Section 6(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.  No adjustment shall be made if such adjustment would result in an increase of the Unit conversion price or exercise prices for the Class A Warrants and Class B Warrants then in effect.

(iv) Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company.  If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor.  If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt.  If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.  Except as otherwise provided in this Section 6(a)(iv), the fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined by an independent, reputable appraiser jointly selected by the Company and the Required Holders within five (5) Business Days after the tenth day following the Valuation Event.  The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date.  If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Units deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b) Adjustment of Unit Conversion Price upon Subdivision or Combination of Common Stock.  If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Unit conversion price in effect immediately prior to such subdivision will be proportionately reduced as will be the exercise prices for the Class A and Class B Warrants. In all such instances referred to in this Section (b) involving changes in the exercise prices for the Class A Warrants and Class B Warrants there will also be a corresponding change in the number of shares of Common Stock for which the Class A Warrants and Class B Warrants are exercised.  If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Unit conversion price in effect immediately prior to such combination will be proportionately increased as will be the exercise prices for the Class A Warrants and Class B Warrants.

(c) Other Events.  If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make any adjustment in the Unit conversion price and exercise prices for the Class A Warrants and Class B Warrants it deems, in its sole discretion, to be necessary to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 6.

7. COMPANY RIGHT OF REDEMPTION.

(a) General. The Company, at its option, shall have the right to redeem, with five (5) Business Days advance written notice (the "Company Redemption Notice"), a portion or all of the outstanding principal of the Note (the "Company Redemption Amount"). The redemption price shall be one hundred five percent (105%)of the face amount redeemed (the "Company Redemption Price"). The Company shall pay the Company Redemption Price plus accrued and unpaid interest on all redemption payments made pursuant to the Note, including payments made before, on, or after the Maturity Date. For all payments under this Note, the payment of the Company Redemption Price by the Company shall be in addition to any accrued interest due. At the Company’s option, the 5% premium component of the Company Redemption Price may be payable in shares of the Company’s Common Stock valued at the average trading price for the Company’s Common Stock during the ten (10) trading days immediately preceding the date the Company provides the Holder with a Company Redemption Notice.

(b) Mechanics of Company Redemption.  If the Company elects to redeem the Note in accordance with Section 7(a), then the Company Redemption Price plus accrued and unpaid interest, if any, which is to be paid to the Holder, shall be paid, by wire transfer of immediately available funds on the third Business Day following delivery of the Company Redemption Notice.  If the Company fails to deliver the Company Redemption Price on such date, then at the option of the Holder designated in writing to the Company (any such designation, a "Conversion Notice" for purposes of this Note), the Holder may require the Company to convert all or any part of the Company Redemption Amount at the Unit conversion price.  Conversions required by this Section 7(b) shall be made in accordance with the provisions of Section 3(b). Notwithstanding anything to the contrary in this Section 7(b), but subject to Section 3(c), until the Company Redemption Price (together with any interest thereon) is paid in full, the Company Redemption Price (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3. Any conversions initiated after the Holder’s receipt of its Company Redemption Notice through the day the Company Redemption Price is paid shall be credited against the amount redeemed.

8. NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all reasonable action as may be required to protect the rights of the Holder of this Note.

9. RESERVATION OF AUTHORIZED SHARES.

(a) Reservation.  The Company shall reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 120% of the shares underlying the Units issuable upon conversion including the shares issuable upon exercise of the Class A Warrants and Class B Warrants (the "Required Reserve Amount"). The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved or increase in the number of reserved shares, as the case may be (the "Authorized Share Allocation") shall be allocated pro rata among the Holders of the Notes based on the principal amount of the Notes held by each holder at the Closing (as defined in the Securities Purchase Agreement). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of the Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b) Insufficient Authorized Shares.  If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an "Authorized Share Failure"), then the Company shall immediately take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each shareholder with a proxy or information statement and shall use its reasonable best efforts to solicit its shareholders' approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the shareholders that they approve such proposal.

10. HOLDER'S REDEMPTIONS.  The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five (5) Business Days after the Company's receipt of the Holder's Event of Default Redemption Notice.  In the event of a redemption of less than all of the conversion amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 16(d)) representing the outstanding Principal which has not been redeemed.  In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the conversion amount that was submitted for redemption and for which the applicable Redemption Price has not been paid.  Upon the Company's receipt of such notice, the applicable Redemption Notice shall be null and void with respect to such Conversion Amount and the Company shall immediately return this Note, or issue a new Note (in accordance with Section 16(d)) to the Holder representing the sum of such Conversion Amount to be redeemed together with accrued and unpaid Interest with respect to such Conversion Amount.

11. RESTRICTION ON REDEMPTION AND CASH DIVIDENDS.  Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its Common Stock without the prior express written consent of the Required Holders.

12. VOTING RIGHTS.  The Holder shall have no voting rights as the holder of this Note, except as required by law, and as expressly provided in this Note.

13. COVENANTS.

(a) Rank. All payments due under this Note shall rank pari passu with the Other Notes.

(b) Incurrence of Indebtedness.  So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Note and the Other Notes and (ii) Permitted Indebtedness.

(c) Existence of Liens.  So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its subsidiaries (collectively, "Liens") other than Permitted Liens.

(d) Restricted Payments.  The Company shall not, and the Company shall not permit any of its subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Permitted Indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

(e) Registration Rights. The Company will use its best efforts to file a registration statement no later than sixty (60) days after the closing under the STI Merger Agreement registering, among other securities, the shares of the Company’s common stock issuable thereunder together with the shares of Company common stock comprising part of the Units and the shares of common stock underlying the Class A Warrants and Class B Warrants comprising part of the Units.

(f) Reverse Stock Split. Prior to closing the STI Merger Agreement, the Company will effect a 2.35:1 reverse stock split immediately following which there will be no more than 2,244,042 shares of the Company’s common stock issued and outstanding. The conversion price of the Notes and the exercise prices of the Class A Warrants and Class B Warrants assume prior effectuation of the reverse stock split and as such represent post-split prices.

14. VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES.  The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Note or the Other Notes.

15. TRANSFER.  The Holder acknowledges and agrees that, unless otherwise consented to by the Company, this Note may only be offered, sold, assigned or transferred by the Holder if the provisions of Section 2(f) of the Securities Purchase Agreement are complied with in all respects.

16. REISSUANCE OF THIS NOTE.

(a) Transfer.  If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will issue, promptly following the satisfaction of the provisions of Section 2(f) of the Securities Purchase Agreement, and deliver upon the order of the Holder a new Note (in accordance with Section 16(d)), in the name of the validly registered assigns or transferee, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 16(d)) to the Holder representing the outstanding Principal not being transferred.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c) and this Section 16(a), following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 16(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 16(a) or Section 16(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued Interest and Late Charges on the Principal and Interest of this Note, from the Issuance Date.

(e) Registered Instrument. This Note is a registered instrument and is not a bearer instrument. The Note is registered as to both Principal and Interest with the Company and its Transfer Agent and all payments hereunder shall be made to the named Holder or, in the event of a transfer, to the transferee identified in the record of ownership of the Note maintained by the Holder on behalf of the Company and the Transfer Agent. Transfer of this Note may not be effected except in accordance with the provisions of the Note and the Securities Purchase Agreement.

17. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that an Event of Default hereunder will cause irreparable harm to the Holder and that the remedy at law for any such Event of Default may be inadequate.  The Company therefore agrees that, in the event of any Event of Default under this Note, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining such Event of Default, without the necessity of showing economic loss and without any bond or other security being required.

18. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys' fees and disbursements.

19. CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

20. FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

21. NOTICES; PAYMENTS.

(a) Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 6(f) of the Securities Purchase Agreement. Unless a specific notice is otherwise required under this Note, the Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten  days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b) Payments.  Except as otherwise provided in this Note, whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder's wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.

22. CANCELLATION.  After all Principal, accrued Interest and other amounts at any time owed on this Note has been paid in full, or any redemption premium (including but not limited to those amounts due under Section 4) is paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

23. WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

24. GOVERNING LAW; JURISDICTION; JURY TRIAL.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in Section 6(f) of the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.  Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company's obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.   THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

25. CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

(a) "Approved Stock Plan" means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, consultant, officer or director for services provided to the Company.

(b) "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(c) "Calendar Month" means the period beginning on and including the first of each calendar month and ending on and including the last day of such calendar month.

(d) "Closing Date" shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

(e) "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(f) "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(g) "Eligible Market" means, the Principal Market, The New York Stock Exchange, Inc., the Nasdaq Capital Market, the Nasdaq National Market or the American Stock Exchange.

(h) "Excluded Securities" means any Options or other securities issued in connection with any Approved Stock Plan and any Common Stock issued or issuable: (i) in connection with any Approved Stock Plan up to a maximum of ten percent (10%) of the outstanding Common Stock; (ii) upon conversion of, or in exchange for, the Notes or the exercise of the Class A Warrants or Class B Warrants; (iii) in connection with any acquisition by the Company, whether through an acquisition of stock or a merger of any business, assets or technologies the primary purpose of which is not to raise equity capital; (iv) securities issued in connection with corporate partnering transactions on terms approved by the Board of Directors of the Company and the primary purpose of which is not to raise equity capital; and (v) upon conversion of any Options or convertible securities which are outstanding on the day immediately preceding the Subscription Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date.

(i) "Indebtedness" of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) "capital leases" in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, (viii) all obligations issued, undertaken or assumed as part of any financing facility with respect to accounts receivables of the Company and its Subsidiaries, including, without limitation, any factoring arrangement of such accounts receivables and (ix) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (viii) above.

(j) "Initial Issuance Date" means        , 2008.

(k) "Interest Rate" means twelve percent (12%) per annum, subject to periodic adjustment pursuant to Section 2.

(l) "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(m) "Permitted Indebtedness" means (A) Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Holder and approved by the Holder in writing (which approval shall not be unreasonably delayed), and which Indebtedness does not provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (2) total interest and fees at a rate in excess of the Interest Rate hereunder, (B) Indebtedness secured by Permitted Liens, (C) Indebtedness to trade creditors incurred in the ordinary course of business, and (D) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon the Company or its Subsidiary, as the case may be, provided that no such Indebtedness in clauses (A), (B), (C) or (D) shall include Indebtedness that is convertible into shares of the Company’s Common Stock or into securities ultimately convertible into shares of the Company’s Common Stock.

(n) "Permitted Liens" means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen's liens, mechanics' liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens securing the Company's obligations under the Notes, (v) Liens (A) upon or in any equipment (as defined in the Security Agreement) acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (vi) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) and (v) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vii) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company's business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods; (ix) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a)(viii) and (x) Liens with respect to Indebtedness not individually in excess of $25,000 or in the aggregate in excess of $100,000, which individually and in aggregate are not material to the Company.

(o) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity  and a government or any department or agency thereof.

(p) "Redemption Notices" means, collectively, the Event of Default Redemption Notices, the Company Redemption Notice, and, each of the foregoing, individually, a Redemption Notice.

(q) "Redemption Premium" means 110%.

(r) "Redemption Prices" means, collectively, the Event of Default Redemption Price, and the Company Redemption Amount, the Holder Optional Redemption Price and the Holder Partial Redemption Price and, each of the foregoing, individually, a Redemption Price.

(s) "Required Holders" means the holders of Notes representing at least 50.1% of the aggregate principal amount of the Notes then outstanding.

(t) "Securities Purchase Agreement" means that certain securities purchase agreement dated the Subscription Date by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Notes.

(u) "Subscription Date" means           , 2008.

26. DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within three (3) Business Days after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information, relating to the Company or its subsidiaries, the Company shall indicate to the Holder within one (1) Business Day of the delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

HOSTING SITE NETWORK, INC.
By:_______________________________
Name:
Title:

21